                                                                   EXHIBIT 10.42

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         This Agreement for Purchase and Sale of Assets (this "Agreement") is made as of the date on which the last of the parties to this Agreement executes it, as shown on the signature page of this Agreement (the "Agreement Date"), among HOLIDAY WORLD OF LAS CRUCES, LLC, a Delaware limited liability company ("Buyer"), HOLIDAY WORLD OF HOUSTON, L.P., a Texas limited partnership and sole member of Buyer ("Member") and HOLIDAY RV SUPERSTORES OF NEW MEXICO, INC., a New Mexico corporation ("Seller") and wholly-owned subsidiary of HOLIDAY RV SUPERSTORES, INC., a Delaware corporation ("Parent"). Parent is a party to this Agreement for the purpose of making certain representations and warranties contained herein. Member is a party to this Agreement for the purpose of making certain representations, warranties and covenants contained herein and the Guaranty as provided herein.

                                    RECITALS

         A. Seller is the owner and operator of a recreational vehicle sales and service business (the "Business") located at 1285 Avenida de Mesilla in Las Cruces, New Mexico (the "Premises") and currently does business under the name "Recreation USA". Buyer wishes to buy and Seller wishes to sell to Buyer certain of the assets of the Business.

         B.       Parent owns all of the issued and outstanding stock of Seller.

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1. Subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, transfer, assign, and deliver to Buyer, and Buyer will purchase from Seller, those assets of the Business set forth in schedules to Section 1.2 below (collectively, the "Assets"), except to the extent any such Assets are sold in the ordinary course of business between the date of this Agreement and the Closing Date, in which case the Purchase Price (as hereinafter defined) shall be reduced by the amount of the Purchase Price allocated to such Asset as set forth on the applicable schedules to Section 1.2. All marine inventory and parts are excluded from the definition of Assets.

         1.2. Buyer agrees to pay to Seller as consideration for the transfer of the Assets the aggregate amount of the following (the "Purchase Price"):

                  1.2.1.   $225,000.00.

                  1.2.2. One hundred percent (100%) of the net invoice value of all year 2003 new vehicle inventory (the "2003 Vehicles") as of the Closing Date (as hereinafter defined) as set forth on Schedule 1.2.2 attached hereto.

                  1.2.3. Ninety percent (90%) of the net invoice value of all year 2002 new vehicle inventory (the "2002 Vehicles") as of the Closing Date, as set forth on Schedule 1.2.3 attached hereto, less the 3 percent (3%) tax due to the state of New Mexico on the Forest River products for retitling.

                  1.2.4. The market value of all new vehicle inventory with a model year before 2002 (the "Pre-2002 Vehicles") as of the Closing Date as agreed to by the parties and set forth on Schedule 1.2.4 attached hereto. The Pre-2002 Vehicles, the 2002 Vehicles and the 2003 Vehicles are collectively referred to as the "New Vehicles".

                  1.2.5. The market value of all used vehicle inventory (the "Used Vehicles") as of the Closing Date as agreed to by the parties and set forth on Schedule 1.2.5 attached hereto.

                  1.2.6. All parts and accessory inventory (the "Parts Inventory") determined in a physical inventory performed within five
         (5) business prior to the Closing Date and described on Schedule 1.2.6 attached hereto (as adjusted to actual Parts Inventory as of the Closing Date) valued as follows: If less than 365 days old, then at seventy-five percent (75%) of original invoice cost; if less than 730 days old but greater than 364 days old, then at twenty-five percent (25%) of original invoice cost; and for all Parts Inventory greater than 729 days old, then at five percent (5%) of original invoice cost.

                  1.2.7. The value of the fixed assets of Seller (the "Fixed Assets") as of the Closing Date as agreed to by the parties and as set forth on Schedule 1.2.7 attached hereto. For purposes of calculating the net invoice value of any 2002 Vehicle or 2003 Vehicle under this
         Section 1.2, the invoice price shall be increased by the amount of any "PDI" expense incurred in connection with preparing such vehicle for sale to the public provided that such expense was incurred within one hundred eighty (180) days of the Closing Date.

                  1.2.8. All partially completed service, warranty and body shop orders in process on the date immediately prior to the Closing Date and described on Schedule 1.2.8 (the "Work in Process"). The Work in Process shall be priced at an amount equal to the cost of original parts and accessories plus Seller's actual labor costs. All sublet repairs, if any, shall be priced at net cost to Seller to be based upon an audit of the repair orders as of such date.

                  1.2.9. The undelivered customer orders and advances related to the Seller's Business ("Sales Orders") outstanding on the date immediately preceding the Closing Date; provided that Buyer shall have the right to either refuse to take any customer order that involves a trade-in unless Buyer is satisfied with the amount of the allowance for the trade-in or Buyer and Seller mutually agree to a reduction in the purchase price payable by Buyer to Seller under this Agreement to take into account the carrying costs, selling expenses and actual market value of the trade-in (in comparison with the allowance under the Sales Order) (the "Trade-in Adjustment"). At Closing, Seller shall provide to Buyer Schedule 1.2.9 which shall list all of the Sales Orders and the corresponding liabilities, including customer deposit and trade-in, related thereto as exist at the Closing. Buyer shall make deliveries to Seller's customers of vehicles ordered pursuant to the Sales Orders and consummate the transactions according to the terms of the Sales Orders; provided that such Sales Orders were entered into in the ordinary course of business upon commercially reasonable terms. Buyer shall also receive a credit against the purchase price for the amount of any deposits on Sales Orders received by Seller prior to the Closing which in the case of a deposit in cash shall be the amount of the cash and in the case of a deposit in kind (such as a trade-in) shall be the amount of the allowance provided in the Sales Order.

         1.3.     The Purchase Price shall be paid as follows:

                  1.3.1. Buyer's floor plan lender shall pay to Seller's floor plan lender the outstanding floor plan balance, which balance shall not exceed the aggregate amounts set forth in Schedules 1.2.2, 1.2.3, 1.2.4, and 1.2.5.

                  1.3.2. Buyer shall have deposited with Seller the sum of $10,000.00 which shall be applied at Closing as a credit to the Purchase Price (the "Deposit").

                  1.3.3.   At closing, $56,250 less the Deposit.

                  1.3.4. The balance of the Purchase Price (as adjusted at Closing pursuant to Section

         1.3.6 and after Closing pursuant to Section 1.3.5) shall be paid by the execution and delivery by Buyer to Parent of a Promissory Note in the form attached hereto as Exhibit A (the "Buyer Note"). The Buyer Note shall accrue interest at a per annum rate equal to the "Prime Rate" as published from time to time in the Southwestern Edition of The Wall Street Journal plus two percentage points (2.0%) and shall be payable in eighteen (18) equal monthly installments of principal plus accrued interest. The balance of the Buyer Note shall be adjusted for customer deposits, utility deposits and proration of Premises rent, utility charges and property taxes as of the Closing Date.

                  1.3.5. The principal amount of the Buyer Note shall be reduced by the aggregate cost paid by Buyer for any parts or equipment on New or Used Vehicles discovered missing by Buyer after the Closing Date and prior to 120 days after the Closing Date; provided that no more than $500.00 in missing parts or equipment per unit of New or Used Vehicles shall be applied as a reduction in the Buyer Note balance unless otherwise agreed by Seller. Prior to the expiration of the 120 day period described above, Buyer shall give Seller written notice of the adjustment to be made to the principal balance of the Buyer Note together with written documentation supporting such adjustment. In the event the Buyer and Seller cannot agree in good faith as to the reduction amount pursuant to this Section 1.3.5 (the "Reduction Amount") within five (5) days after the receipt of written notice by Seller, then an independent party shall be selected by the mutual agreement of Buyer and Seller to determine the Adjustment Amount, which determination shall be final and binding on Buyer and the Company. If Buyer and Seller are unable to agree upon the selection of an independent party within ten (10) days following the receipt of written notice by Seller, then Buyer shall select one independent party and Seller shall select another independent party within an additional ten
         (10)-day period and the two (2) independent parties so selected shall promptly select a third (3rd) independent party who shall timely determine the Adjustment Amount. The determination of the third (3rd) independent party as to the Adjustment Amount shall be conclusive and binding upon the Buyer and Seller. The expense of this determination shall be paid one-half (1/2) by Buyer and one-half (1/2) by Seller. Upon agreement by Buyer and Seller of the Adjustment Amount, the Buyer and Seller shall execute the requisite documents to evidence the reduction of the principal amount of the Buyer Note by the amount of the Adjustment Amount.

                  1.3.6. The Buyer Note shall be reduced by Seller's proportionate share of any state and local real and personal property taxes attributable to the Assets or the Business for the period prior to the Closing Date. At or prior to the Closing, Buyer and Seller shall estimate the state and local real and personal property taxes attributable to the Assets or the Business that will be owing for the current tax year and Seller will pay its portion, prorated as of the Closing Date, of such estimated taxes attributable to the Assets or the Business. For purposes of this Agreement, the foregoing proration shall be accomplished at Closing and shall be based upon the real and personal property taxes actually assessed against the Assets or the Business for 2002.

         1.4. Buyer will assume liability only for the customer deposits and equipment leases listed in Schedule 1.4 attached hereto (the "Assumed Liabilities"). Buyer shall not assume or in any way be liable or responsible for any liabilities or obligations of Seller except as specifically provided herein, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that Seller has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be and remain the liabilities of Seller. Without limiting the generality of the foregoing, Buyer shall not assume, or take title to the Assets subject to (a) any liability or obligation of Seller under any note, bond or other instrument secured by the Assets, (b) any liability or obligation of Seller in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by Seller or imposed or asserted to be imposed by operation of law, (c) any liability resulting from or relating to the employment relationship between Seller and any of its present or former employees or the termination of any such employment relationship, including, without limitation, severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any employee or former employee of Seller relating to the employment or termination of employment of any such employee by Seller, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers' compensation.

         1.5. Buyer will not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

         1.6. At the Closing Seller shall assign to Buyer all of its rights in and to any holdbacks due from manufacturers from August 1, 2002 through the Closing Date (the "Holdbacks").

         1.7. The Buyer Note shall be guaranteed by Holiday World of Houston, L.P., pursuant to the terms of the Guaranty in the form of Exhibit B.


                                    ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         Seller and Parent jointly and severally represent and warrant that each of the following representations and warranties are true, correct and complete as of the date hereof, and as amended or supplemented pursuant to Section 4.7, as of the Closing Date:

         2.1. Seller is a corporation duly organized, validly existing, and in good standing under the laws of New Mexico and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly organized, validly existing, and in good standing under the laws of Delaware. No actions or proceedings to dissolve Seller are pending.

         2.2. Seller has previously delivered to Buyer financial statements (the "Financial Statements") for the Business for fiscal years 2000, 2001 and 2002. The Financial Statements are true, correct and complete and present fairly the financial condition of Seller as of such dates and the results of operations of the Seller for such periods, and are consistent with the books and records of Seller (which books and records are correct and complete). Although the Financial Statements were not prepared in accordance with generally accepted accounting principles, such non-conformity with generally accepted accounting principles did not result in any misstatement of revenue, income or expenses for the accounting periods covered thereby and Buyer is justified in relying on such statements in making it decision to purchase the Assets as contemplated herein.

         2.3. There has not been any change in the financial condition or operations of the Business as reflected in the Financial Statements, except changes in the ordinary course of business, which have not in the aggregate been materially adverse.

         2.4. Since January 31, 2003, there has not been with respect to the Business any:

                  (1) Transaction by Seller except in the ordinary course of business as conducted on that date;

                  (2)      Capital expenditure by Seller exceeding $500.00;

                  (3) Destruction, damage, or loss of any asset of Seller (insured or uninsured) that materially and adversely affects the financial condition, business, or prospects of Seller.

                  (4) Increase in the salary or other compensation payable or to become payable by Seller to any of the Employees (as hereinafter defined).

                  (5) Sale or transfer of any asset of Seller, except in the ordinary course of business;

                  (6) Amendment or termination of any contract, agreement, or license affecting the Business to which Seller is a party, except in the ordinary course of business;

                  (7)      Mortgage, pledge, or other encumbrance of any Asset;

                  (8) Commencement or notice or threat of commencement of any civil litigation, including any bankruptcy or insolvency proceeding, or any governmental proceeding against or investigation of Seller or of Parent to the extent such litigation, proceeding or investigation relates to Parent's ownership of Seller or the sale of Seller's Business;

                  (9) Labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (10) Agreement by Seller to do any of the things described in the preceding clauses (1) through (9); or

                  (11) Other event or condition of any character that has or might reasonably have a material adverse effect on the Business or the ability of Seller to perform its obligations under this Agreement.

         2.5. Within the times and in the manner prescribed by law, Seller has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. There are no present disputes about taxes of any nature payable by Seller.

         2.6. Seller has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due) that could constitute liabilities or obligations of the Business except the Assumed Liabilities.

         2.7. Seller has not received notice of the commencement of any proceeding that would affect the present zoning classification of the Premises.

         2.8. Seller has not installed or caused to be installed any underground storage tanks on the Premises, any asbestos-containing materials in or about the Premises, nor equipment containing PCBs.

         2.9. Except as set forth on Schedule 2.9, all the Assets are free and clear of restrictions on or conditions to transfer or assignment, and of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions. Seller is not in default or in arrears in any material respect under any lease or material agreement. All real property and tangible personal property of Seller are in good operating condition and repair, ordinary wear and tear excepted.

         2.10. Attached hereto as Schedule 2.10 is a list of all employees (the "Employees") employed by Seller exclusively for purposes of operating the Business. None of the Employees is covered by a collective bargaining agreement or employed pursuant to any employment contract, written or oral. All Employees may be terminated "at will" by Seller. Seller has paid, or will pay within the required period mandated by law, all pension, bonus, profit-sharing, stock option, accrued vacation or other agreements or arrangements providing for employee remuneration or benefits to which any Employee is entitled. There is no pending or, to Seller's knowledge, threatened labor organizing activity, labor dispute, strike, or work stoppage affecting the Business. Seller has complied with all applicable laws for each of their respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act (ERISA) if and to the extent applicable. There are no threatened or pending claims by or on behalf of any such benefit plan, or any employee covered under any such plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to Seller's knowledge, any basis for such a claim. Seller has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any absolute or contingent obligation of Buyer to make any payment to any present or former employee following termination of employment.

         2.11. Except for certain manufacturer and dealer sales agreements listed on Schedule 2.11 attached hereto (the "Sales Agreements"), Seller is not a party to any distributor's or manufacturer's representative or agency agreement; any output or requirements agreement. There is no default or event that, with notice or lapse of time or both, would constitute a default by any party to any Sales Agreements. Seller has not received notice that any party to any Sales Agreement intends to cancel or terminate any such agreement.

         2.12. Seller has not received notice of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting the Business or Assets; and to the best of the knowledge of the Seller, there are no such violations. . The Business has been and is being conducted in compliance with all applicable laws, statutes, rules, and regulations.

         2.13. Except as set forth on Schedule 2.13, there is no pending, or, to the best knowledge of Seller, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Seller or the Business. Neither Parent nor Seller is contemplating or presently subject to any Federal bankruptcy or state insolvency proceeding.

         2.14. Assuming the Requisite Consents (as defined below) are obtained, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement; (2) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or Parent or any Sales Agreement, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which it or any of the Assets or the Premises is bound;
(3) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; or
(4) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Seller.

         2.15. Seller and Parent have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement. Except for the consents set forth on Schedule 2.15 (the "Requisite Consents"), no consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller or Parent of this Agreement or the consummation by either of them of the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and Parent have been, or will be on or before the Closing Date, duly authorized by all necessary corporate action on the part of Seller and Parent.

         2.16. None of the warranties and representations made by Seller and Parent, or made in any certificate or memorandum furnished or to be furnished by Seller or Parent or on their behalf, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to prevent the statements from being misleading.

                                    ARTICLE 3

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER AND MEMBER

         Buyer and Member jointly and severally represent, warrant and covenant that each of the following representations, warranties and covenants are true, correct and complete as of the date hereof and as of the Closing Date:

         3.1. Buyer is a limited liability company duly organized, existing, and in good standing under the laws of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement by Buyer have been duly authorized, and no further authorization is necessary on the part of Buyer.

         3.2. Member is a limited partnership duly organized, existing and in good standing under the laws of Texas. The execution and delivery of the Guaranty have been duly authorized, and no further authorization is necessary on the part of Member.

         3.3. Member has previously delivered to Parent and Seller financial statements for Member for the year ended December 31, 2002 (the "Member Financial Statements"). The Member Financial Statements are true, correct and complete and present fairly the financial condition of Member as of such date and the results of operations of Member for such period, and are consistent with the books and records of Member (which books and records are correct and complete). Although the Member Financial Statements were not prepared in accordance with generally accepted accounting principles, such non-conformity with generally accepted accounting principles did not result in any misstatement of revenue, income or expenses for the accounting period covered thereby and Parent and Seller are justified in relying on such statements in making it decision to sell the Assets and accept the Buyer Note together with the Guaranty, as contemplated herein.

         3.4. During the term of the Buyer Note, Member's net worth will not be less than 150 percent (150%) of the outstanding principal balance of the Buyer Note.

         3.5. Except for Buyer obtaining a license from the New Mexico Department of Motor Vehicles ("DMV"), no consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 4

                       SELLER'S OBLIGATIONS BEFORE CLOSING

         4.1 Seller and Parent covenant that from the date of this Agreement until the Closing:

                  4.1.1 Seller will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Business that may reasonably be requested.

                  4.1.2 Seller will conduct the Business diligently and in substantially the same manner as it previously have been conducted.

                  4.1.3 Seller will use its best efforts to preserve the Business intact, to keep available to Seller its present employees, and to preserve its present relationships with suppliers, manufacturers, customers, and others having business relationships with it.

                  4.1.4. Seller will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of the Business.

                  4.1.5 Seller will not do, or agree to do, either of the following acts: (1) make any change in compensation payable or to become payable by it to any Employee or (2) make any change in benefits payable to any Employee under any bonus or pension plan or other contract or commitment.

                  4.1.6. Seller will not, without Buyer's written consent, do or agree to do any of the following acts:

                           4.1.6.1. Enter into any contract, commitment, or
                  transaction not in the usual course of its business;

                           4.1.6.2. Make any capital expenditures in excess of
                  $500.00 for any single item or $1000.00 in the aggregate, or enter into any leases of capital equipment or property;

                           4.1.6.3. Sell or dispose of any capital assets with a
                  net book value exceeding $500, individually, or $1,000.00 in the aggregate; or

                           4.1.6.4. Modify, amend, cancel, assign or terminate
                  any of its Sales Agreements, or agree to do any of those acts.

         4.2. All warranties and representations of Seller and Parent will also be true and correct as of the Closing Date as if made on that date.

         4.3. On the Closing Date, Seller shall terminate the employment of all the Employees and pay, within the required period mandated by law, to the Employees all salaries, accrued vacation, and other benefits to which they or any of them may be entitled as of and through the date of termination and pay any and all amounts due, as of the date of and through the date of termination for all federal, state and local employment and withholding taxes.

         4.5. Seller shall notify Buyer not less than five (5) days prior to the Closing Date of the values Seller has assigned to any Used Vehicles acquired by Seller after the Agreement Date but prior to the Closing Date that Buyer intends to acquire at Closing. Buyer shall have 48 hours from notice of the proposed value to approve or disapprove the proposed value. If Buyer disapproves, Seller may complete the acquisition but Buyer shall only be obligated to pay to Seller the value determined by Buyer. Buyer's failure to approve or disapprove the values within the time period stated shall be deemed approval by Buyer of such values.

         4.6 Seller and Parent shall deliver to Buyer on or before the Closing Date , copies of the resolutions of the Board of Directors of both Seller and Parent, certified by the Secretary of each of Seller and Parent as true and accurate copies of each such resolution, authorizing each of Seller and Parent to enter into and consummate this Agreement and to authorize their respective officers to do any and all acts on behalf of each of them to consummate the transaction contemplated by this Agreement in accordance with the terms of this Agreement. Such corporate resolutions shall be substantially in the form of Exhibit C-1 and Exhibit C-2 attached hereto.

         4.7 Seller agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

                                    ARTICLE 5

                 BUYER'S AND MEMBER'S OBLIGATIONS BEFORE CLOSING

         5.1. Unless and until the Closing has been consummated and except as may be necessary for Buyer to obtain acquisition and floor plan financing, valid assignments of the Sales Agreements, and applicable permits and insurance, Buyer and Member will hold in strict confidence all data and information with respect to the business of Seller obtained in connection with the transaction contemplated in this Agreement.

         5.2. Buyer will furnish any resale certificate or other documents reasonably requested by Seller to comply with the provisions of the sales and use tax laws of the State of New Mexico.

                                   ARTICLE 6

                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the dates stated, of all the conditions set out below in this Article 6. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition constitutes a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller or Parent is in default of any of their respective representations, warranties, or covenants under this Agreement.

         6.1 Buyer's approval within five (5) business days prior to the Closing Date of the Used Vehicle inventory values shown on Schedule 1.2.5.

         6.2. Seller furnishing to Buyer on or before the Closing Date evidence of the Requisite Consents.

         6.3. Buyer obtaining on or before the Closing Date a license from the DMV to operate the Business. Buyer shall exercise its best efforts to obtain such license on or before the Closing Date.

         6.4. Except as otherwise permitted by this Agreement, all warranties and representations by Parent and Seller in this Agreement, or in any written statement that will be delivered to Buyer by either of them under this Agreement, must be true on the Closing Date as though made at that time.

         6.5. On or before the Closing Date, Seller will have performed, satisfied, and complied with all covenants, agreements, and conditions required of any of them by this Agreement.

         6.6. During the period from the date of this Agreement to the Closing Date, there will not have been any material adverse change in the financial condition or the results of operations of the Business and Seller will not have sustained any material loss or damage to its insured or uninsured assets that materially affects its ability to conduct the Business.

         6.7. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the Closing Date.

         6.8. The form and substance of all certificates, instruments and other documents delivered to Buyer under this Agreement must be satisfactory in all reasonable respects to Buyer and its counsel.

         6.9. Buyer has approved the valuations of Used Vehicles acquired by Seller after the inventory date.

         6.10. Seller has furnished to Buyer corporation tax clearance certificates as of a date not more than 30 days before the Closing Date from the from the New Mexico Taxation and Revenue Department

         6.11. Seller will furnish to Buyer a clearance certificate from the New Mexico Taxation and Revenue Department and any related certificates that Buyer may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for.

         6.12. On or before the Closing Date, Buyer and the Landlord will have entered into a lease of the Premises on terms and conditions satisfactory to Buyer in its sole discretion (the "Buyer Lease").

         6.13. Buyer obtaining on or before the Closing Date floorplan financing for the Assets on terms and conditions satisfactory to Buyer in its sole discretion.

                                    ARTICLE 7

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before Closing, of all the following conditions. Seller may waive any or all of these conditions in whole or in part without prior notice, provided, however, that no such waiver of a condition constitutes a waiver by Seller of any of its other rights or remedies, at law or in equity, if Buyer or Member should be in default of any of its representations, warranties, or covenants under this Agreement.

         7.1. All representations and warranties by Buyer and Member contained in this Agreement or in any written statement delivered by Buyer or Member under this Agreement must be true on and as of the Closing Date as though such warranties were made on and as of that date.

         7.2. Buyer and Member will have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         7.3. The managers of Buyer have duly authorized and approved the execution and delivery of this Agreement and all corporate actions necessary or proper to fulfill the Buyer's obligations to be performed under this Agreement on or before the Closing Date.

         7.4. The partners of Member have duly authorized and approved the execution and delivery of this Agreement and the Guaranty and all corporate actions necessary or proper to fulfill the Member's obligations to be performed under this Agreement and the Guaranty on or before the Closing Date.


         7.4. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation or the Guaranty, will have been instituted or threatened on or before the Closing Date.

                                    ARTICLE 8

                                   THE CLOSING

         8.1 The transfer of the Assets by Seller to Buyer (the "Closing") will take place at the offices of Seller at 1285 Avenida de Mesilla, Las Cruces, New Mexico, on or before April 22, 2003, or at such other time and place as the parties may agree to in writing (the "Closing Date").

         8.2. At the Closing, Seller must deliver or cause to be delivered to Buyer:

                  8.2.1. Instruments of assignment and transfer of the Assets sufficient to transfer good title to Buyer including but not limited to certificates of title to Used Vehicles and manufacturers statements of origin for New Vehicles.

                  8.2.2. A duly executed Assignment and Bill of Sale covering the Assets in form and substance satisfactory to Buyer, including an assignment of the Holdbacks described in Section 1.6.

                  8.2.3.   Duly executed assignments of the Sales Agreements.

         8.3. Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all properties and Assets to be conveyed and transferred by this Agreement.

         8.4. Seller at any time before or after the Closing Date, will execute, acknowledge, and deliver any further bills of sale, deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement.

         8.5.     At the Closing, Buyer must deliver to Seller the following:

                  8.5.1. $46,250.00, the Buyer Note, dated the Closing Date, in the principal amount of the balance of the Purchase Price as adjusted as provided herein, and the Guaranty.

                  8.5.2. A letter evidencing the pay off of the Seller's outstanding floor plan balance pursuant to Section 1.3.1.

                  8.5.3. A termination of Seller's and Parent's obligations under the current lease of the Premises.

                                    ARTICLE 9

                       SELLER'S OBLIGATIONS AFTER CLOSING

         9.1. Seller will indemnify, defend, and hold harmless Buyer against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees, that Buyer may incur or suffer (i) that arise from any breach of, or failure by Seller or Parent to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement, (ii) by reason of any person(s) attempting to collect or collecting from Buyer any obligations, other than the Assumed Liabilities, owed by or alleged to be owed by Seller to such person(s), including, without limitation, any warranty claims to be paid by Seller in accordance with Section 9.3.1, (iii) by reason of any acts or omissions of Seller, its shareholders, officers, employees, agents, or contractors related to the ownership or operation of the Business occurring prior to the Closing Date, or (iv) by reason of any claim resulting from or relating to the employment relationship between Seller and any of its present or former employees or the termination of any such employment relationship, including, without limitation, severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any employee or former employee of Seller relating to the employment or termination of employment of any such employee by Seller, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers' compensation. Buyer will promptly notify Seller of the existence of any claim, demand, or other matter to which Seller's indemnification obligations would apply, and will give it a reasonable opportunity to defend the same at Seller's own expense and with counsel of its own selection; provided that Buyer will at all times also have the right to participate fully in the defense at its own expense. If, within 30 days after receipt by Seller of this notice, Seller fails to assume the defense of the matter, Buyer will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Seller. If the claim is one that cannot by its nature be defended solely by Seller (including any federal or state tax proceeding), Buyer will make available all information and assistance that Seller may reasonably request.

         9.2. Neither Parent, Seller or any other entity in which Parent or Seller has a controlling interest, , at any time within the two-year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in the counties of Dona Ana and El Paso, New Mexico, that is the same as, similar to, or competitive with the Business (or any successor or successors of either) in any of these counties or cities as long as Buyer (or any successor) engages in the activity in such county or city. The parties intend that the covenant contained in the preceding portion of this section be construed as a series of separate covenants, one for each county and city specified. Except for geographic coverage, each such separate covenant will be considered identical in terms to the covenant contained in the preceding paragraph. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants included in this paragraph, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         9.3. The parties acknowledge that Seller has warranted certain of its sold vehicles, labor and/or parts and accessories it has furnished to its customers at or prior to Closing. Further, the parties acknowledge that Seller has sold recreational vehicles which carry a manufacturer's warranty. The obligation of the parties as to the cost of complying with such warranties subsequent to closing are as follows:

                  9.3.1. Seller's Warranty Work: After the Closing Date, Seller shall remain responsible for the cost of any claims made by its customers under warranties granted by the Seller to its customers at or prior to the Closing Date. Subsequent to the Closing Date, Buyer shall notify Seller, in writing, that such warranty claims have been raised by customer and Seller shall have the option of supplying the labor and materials under such warranties or authorizing the Buyer, in writing, to perform such warranty work, in which event Seller shall pay Buyer upon demand for the cost of such work. As used herein, the cost of such work to be charged to Seller by Buyer shall mean the cost to Buyer at its internal cost rate at Sixty Dollars ($60.00) per hour plus internal parts at internal parts cost (retail less 15%) needed to complete the job.

                  9.3.2. Manufacturers' Recalls: Buyer shall be responsible for warranty work arising subsequent to the Closing Date that is directed to be made by manufacturers of recreational vehicles which were sold by Seller at or prior to the Closing Date. Manufacturers' recall warranty work as provided for herein shall be done by Buyer at Buyer's expense subject to Buyer's reimbursement by the manufacturer.

                  9.3.3.   Other Warranty Work:

                           9.3.3.1. Manufacturer Directed Warranty Work: If,
                  subsequent to the Closing Date, Buyer is required by a manufacturer to do warranty work on recreational vehicles sold by the Seller at or prior to the Closing Date, then the same shall be done by Buyer, at Buyer's expense, subject to reimbursement by the manufacturer;

                           9.3.3.2. Customer Requested Warranty Work: Buyer
                  shall be responsible for warranty work arising subsequent to the Closing Date that may be required on recreational vehicles pursuant to the manufacturers' warranties in effect on the date said vehicles were sold by Seller at or prior to the Closing Date.

                                   ARTICLE 10

                        BUYER'S OBLIGATIONS AFTER CLOSING

         10.1 Buyer will indemnify and hold harmless Seller against, and in respect of, claims, losses, expenses, costs, obligations, and liabilities Seller may incur by reason of Buyer's breach of or failure to perform any of its warranties or commitments in this Agreement, or by reason of any act or omission of Buyer, its members, managers, officers, employees, agents, or contractors after the Closing Date that constitutes a breach or default under, or a failure to perform, any obligation or liability of Seller under the Buyer Lease or any equipment lease which constitutes an Assumed Liability hereunder or by reason of any acts or omissions of Buyer, its shareholders, officers, employees, agents, or contractors related to the ownership or operation of the Business occurring after the Closing Date.

                                   ARTICLE 11

                                      COSTS

         11.1. Each party warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, to its knowledge, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Seller and Buyer each indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

         11.2. Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated in this Agreement.

                                   ARTICLE 12

                                    REMEDIES

         12.1. Buyer recognizes that the Assets will be removed from the market during the existence of this Agreement. Buyer acknowledges that if Buyer fails to purchase the Assets by reason of a default on the part of Buyer hereunder, Seller shall be entitled to compensation for the detriment resulting from the removal of the Assets from the market. The parties hereto agree that the damages that Seller shall sustain as a result of such failure will be substantial, but will be extremely difficult and impracticable to ascertain. Therefore, the parties agree that if Buyer fails to purchase the Assets by reason of a default on the part of Buyer, Seller shall be entitled, as Seller's sole and exclusive remedy, to recover and retain the Deposit. This sum shall be paid and received as liquidated damages and not as a penalty. Both parties acknowledge and agree that said amount is presently a reasonable estimate of Seller's damages considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to seller that reasonably could be anticipated and the anticipation that proof of actual damages would be impractical or extremely difficult. In placing their initials at the places provided, each party specifically confirms the accuracy of the statements made above. Both parties agree that this sum stated as liquidated damages shall be in lieu of any other monetary and/or equitable relief to which seller might otherwise be entitled by virtue of this Agreement by operation of law and/or equity.

  -----------------------------             -----------------------------------
            BUYER                                          SELLER
         (INITIALS)                                      (INITIALS)

         12.2. Seller's obligation under this Agreement is unique. If Seller should default in its obligations under this Agreement, it acknowledges that it would be extremely impracticable to measure the resulting damages; accordingly, Buyer, in addition to any other available rights or remedies, may sue in equity for specific performance, and Seller expressly waives the defense that a remedy in damages will be adequate.

         12.3. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

                                   ARTICLE 13

                                   TERMINATION

         13.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

                  13.1.1. By Seller, at Seller's option, if any of the conditions set forth in Article 7 have not been satisfied on or before the Closing Date as provided therein or waived in writing by Seller, in which case Seller shall be entitled to retain the Deposit.

                  13.1.2 By Seller or Buyer, if Closing has not occurred on or before April 22, 2003, for reasons including but not limited to (i) Buyer not receiving a license from DMV, (ii) Buyer not entering into the Buyer Lease, or (iii) Buyer not obtaining floorplan financing for the Assets, in which case Seller shall be entitled to retain the Deposit; unless the failure to close on or before April 22, 2003 was the sole fault of the Seller, in which case the Deposit shall be returned to Buyer.

                  13.1.3. By Buyer, at Buyer's option, if any of the conditions set forth in Article 6, other than Sections 6.3 (DMV license), 6.12 (Buyer Lease) or 6.13 (floorplan financing), have not been satisfied on or before the Closing Date as provided therein or waived in writing by Buyer, in which case the Deposit shall be returned to Buyer.

                  13.1.4. By mutual agreement of Seller and Buyer, in which case the Deposit shall be returned to Buyer.

                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

         14.1. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

         14.2     Unless the context clearly requires otherwise:

                  14.2.1. Plural and singular numbers will each be considered to include the other;

                  14.2.2. The masculine, feminine, and neuter genders will each be considered to include the others;

                  14.2.3. "Shall," "will," "must," "agree," and "covenants" are each mandatory;

                  14.2.4.  "May" is permissive;

                  14.2.5.  "Or" is not exclusive; and

                  14.2.6.  "Includes" and "including" are not limiting.

         14.3. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any other provision, and no waiver will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         14.4. This Agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

         14.5. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns; nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement; and no provision will give any third persons any right of subrogation or action against any party to this Agreement.

         14.6. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective successors, and assigns, provided that Buyer may not assign any of its rights under this Agreement except to a wholly owned subsidiary of Buyer. No such assignment by Buyer to its wholly owned subsidiary will relieve Buyer of any of its obligations or duties under this Agreement.

         14.7. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, will survive the Closing.

         14.8. All notices and demands shall be given in writing by personal service, by facsimile, or by certified mail, postage prepaid and return receipt requested, or by Federal Express, Express Mail, or any other commercial delivery service which guarantees overnight delivery (an "Overnight Service"). Notices and payments required hereunder shall be considered given when received whether by personal service, facsimile, United States mail, or Overnight Service. Notices shall be addressed as appears below for the respective parties, provided that if any party gives notice of a change in name or address, notices to the giver of such notice shall thereafter be given as demanded in such notice:

         Buyer:
         Holiday World of Las Cruces, LLC
         28909 Katy Freeway
         Katy, Texas 77494
         Attention: Michael Peay
         Tel No: (281) 371-7200
         Fax No.: (281) 371-7216

         Seller:

         HOLIDAY RV SUPERSTORES OF NEW MEXICO, INC.
         200 East Broward Blvd., Suite 920
         Fort Lauderdale, FL 33301
         Attention:  Anthony D. Borzillo
         Tel No:  954-522-9903
         Fax No.:  954-523-9006

         Parent:

         HOLIDAY RV SUPERSTORES, INC
         200 East Broward Blvd., Suite 920
         Fort Lauderdale, FL 33301
         Attn:  Anthony D. Borzillo, CFO
         Tel No.:  954-522-9903
         Fax. No.:   954-523-9006

         14.9. This Agreement will be construed in accordance with, and governed by, the laws of the State of Delaware. Each of the parties hereto hereby irrevocably waive any right to a trial by jury in any legal proceedings or to have a jury participate in resolving any disputes or claims, whether any such proceedings, disputes or claims relate to or arise in contract, tort or otherwise, whether with respect to this Agreement or any other documents or instruments delivered in connection with this Agreement or the transactions contemplated hereby.

         14.10. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses of litigation from the other party, which amounts may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which amounts shall be in addition to any other relief which may be awarded.

         14.11. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

         SELLER:            HOLIDAY RV SUPERSTORES OF NEW MEXICO, INC.


                            By:
                               -------------------------------------------------
                            Name:     Anthony D. Borzillo
                            Title:    Vice President and Chief Financial Officer
                            Address:  200 East Broward Boulevard, Suite 920
                                      Ft. Lauderdale, FL 33301

         BUYER:             HOLIDAY WORLD OF LAS CRUCES, LLC


                            By:
                               -------------------------------------------------
                            Name:
                            Title:
                            Address:  28909 Katy Freeway
                                      Katy, Texas 77494
                                      Attention: C. Thomas Daulton

         MEMBER:            HOLIDAY WORLD OF HOUSTON, L.P.
                            By Holiday World Holdings, LLC, its General Partner


                            By:
                               -------------------------------------------------
                            Name:
                            Title:
                            Address:  28909 Katy Freeway
                                      Katy, Texas 77494
                                      Attention: C. Thomas Daulton


         PARENT:            HOLIDAY RV SUPERSTORES, INC.

                            By:
                               -------------------------------------------------
                            Name:     Anthony D. Borzillo
                            Title:    Vice President and Chief Financial Officer
                            Address:  200 East Broward Boulevard, Suite 920
                                      Ft. Lauderdale, FL 33301

                         INDEX OF SCHEDULES AND EXHIBITS